Exhibit 23.3

PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l. Chartered Accountants 1250 René-Lévesque Boulevard West Suite 2800 Montréal, Quebec Canada H3B 2G4 Telephone +1 514 205 5000 Facsimile +1 514 876 1502

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Registration Statement on Form S-1 of Domtar Corporation of our auditor’s report dated February 22, 2007 on the consolidated balance sheets of Domtar Inc. as at December 31, 2006 and 2005 and the consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2006 and on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Montréal, Quebec

May 7, 2007

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l. and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.